May 13, 2014

VIA EDGAR

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549-3561

Re:    Regal Beloit Corporation
Form 10-K for the fiscal year ended December 28, 2013
Filed February 26, 2014
File No. 1-07283

Ladies and Gentlemen:

Regal-Beloit Corporation (the “Company”), a Wisconsin corporation (File No. 1-07283), in response to the comments of the Staff (the “Staff”) of the U.S. Securities and Exchange Commission (the “Commission”) set forth in the Staff’s letter, dated April 30, 2014, with respect to the above-referenced filing (the “Filing”), hereby acknowledges that:

1.	The Company is responsible for the adequacy and accuracy of the disclosure in the Filing.

2.	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the Filing.

3.	The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours, REGAL-BELOIT CORPORATION By: /s/__________________________ Mark J. Gliebe President and Chief Executive Officer